EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_____) pertaining to the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan, as amended and restated, of our reports dated November 20, 2008, with respect to the consolidated financial statements of Jacobs Engineering Group Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2008, and the effectiveness of internal control over financial reporting of Jacobs Engineering Group Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 28, 2009